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                                           Filed Pursuant To Rule 424(b)(3)
                                           Registration Statement No. 333-121263

                PRICING SUPPLEMENT NO. 1658 DATED 6 DECEMBER 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $7,600,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2007,
 CURRENTLY TOTALING A$3,124,177,000.00 (A$1,414,859,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

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1.  (i)   Issuer:                       Queensland Treasury Corporation

    (ii)  Guarantor:                    The Treasurer on behalf of the
                                        Government of Queensland

2.        Benchmark line:               2007
                                        (to be consolidated and form a single
                                        series with QTC 8% Global A$ Bonds due
                                        14 September, 2007, ISIN US748305BA60)

3.        Specific Currency or          AUD ("A$")
          Currencies:

4.  (i)   Issue price:                  103.218%

    (ii)  Dealers' fees and             No fee or commission is payable in
          commissions paid by Issuer:   respect of the issue of the bond(s)
                                        described in this Pricing Supplement.
                                        Instead, QTC pays fees and commissions
                                        in accordance with the procedure
                                        described in the QTC Offshore and
                                        Onshore
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                                        Fixed Interest Distribution Group
                                        Operational Guidelines.

5.        Specified Denominations:      A$1,000

6.  (i)   Issue Date:                   6 December 2006

    (ii)  Record Date (date on and      6 March/6 September. Security will be
          from which security is Ex-    ex-interest on and from 7 March/7
          interest):                    September

    (iii) Interest Payment Dates:       14 March/14 September

7.        Maturity Date:                14 September 2007

8.        Interest Basis:               8 per cent Fixed Rate

9.        Redemption/Payment Basis:     Redemption at par

10.       Change of Interest Basis or   Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:          Senior and rank pari passu with other
                                        senior, unsecured debt obligations of
                                        QTC

    (ii)  Status of the Guarantee:      Senior and ranks pari passu with all its
                                        other unsecured obligations

12.       Method of distribution:       Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:          8 per cent per annum payable
                                        semi-annually in arrears

    (ii)  Interest Payment Date(s):     14 March and 14 September in each year
                                        up to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):       A$40 per A$1,000 in nominal amount

    (iv)  Determination Date(s):        Not Applicable

    (v)   Other terms relating to       None
          the method of calculating
          interest for Fixed Rate
          Bonds:
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                        PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:      A$1,000 per bond of A$1,000 Specified
                                        Denomination

15.       Early Redemption Amount(s)    Not Applicable
          payable on redemption for
          taxation reasons or on
          event of default and/or the
          method of calculating the
          same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                Permanent Global Note not exchangeable
                                        for Definitive Bonds

17.       Additional Financial          Not Applicable
          Centre(s) or other special
          provisions relating to
          Payment Dates:

18.       Talons for future Coupons     No
          or Receipts to be attached
          to Definitive Bonds (and
          dates on which such Talons
          mature):

19.       Other terms or special        Not Applicable
          conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names and      Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:     6 December 2006 (the "Trade Date")

    (iii) Stabilizing Manager(s) (if    Not Applicable
          any):

21.       If non-syndicated, name and   Westpac Banking Corporation
          address of relevant Dealer:   Level 4
                                        255 Elizabeth Street
                                        SYDNEY NSW 2000

22.       Whether TEFRA D or TEFRA C    TEFRA Not Applicable
          rules applicable or TEFRA
          rules not applicable:

23.       Additional selling            Not Applicable
          restrictions:
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LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ---------------------------------
             Duly authorized

                           PART B - OTHER INFORMATION

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1.   LISTING

(i)   Listing:                        Bourse de Luxembourg.

(ii)  Admission to trading:           Application has been made for the bonds to
                                      be admitted to trading on the regulated
                                      market of the Bourse de Luxembourg with
                                      effect from the Issue Date.

2.   RATINGS

      Ratings:                        The bonds to be issued have been rated:

                                      S&P:     AAA
                                      Moody's: Aaa

                                      An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                      Obligations rated Aaa by Moody's are
                                      judged to be of the highest quality with minimal credit risk.

                                      A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.
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4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:          See "Use of Proceeds" section in the
                                      prospectus supplement.

(ii)  Estimated net proceeds:         Not Applicable.

(iii) Estimated total expenses:       Not Applicable.

5.   YIELD

      Indication of yield:            6.16%

                                      Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date.

                                      The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.   OPERATIONAL INFORMATION

(i)   ISIN Code:                      US748305BA60

(ii)  Common Code:                    006524273

(iii) CUSIP Code:                     748305BA6

(iv)  Any clearing system(s) other    Not Applicable
      than Depositary Trust
      Company, Euroclear Bank
      S.A./N.V. and Clearstream
      Banking, societe anonyme and
      the relevant identification
      number(s):

(v)   Delivery:                       Delivery free of payment

(vi)  Names and addresses of          Not Applicable
      additional Paying Agent(s)
      (if any):
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